Exhibit 99.1

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Second Quarter 2010 Conference Call

Prepared Remarks

July 23, 2010

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (            ), I will be your conference operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s Second Quarter 2010 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (            ), and thanks everyone for joining us today. I hope you had a chance to review last night’s press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO, is presently on a pre-arranged trip and is not available to participate in the call today.

Joe Keefer, Executive Vice President and Chief Lending Officer of Bryn Mawr Trust, has some comments on the quarter, our strategic initiatives, and a view of the competitive landscape. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 441790. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. Thanks, now I would like to turn the call over to Joe.

Joe Keefer:

Thanks, Duncan, and thank you everyone for joining us today.

After the close of the market yesterday we released our second quarter 2010 earnings. We reported second quarter net income of $2.4 million and diluted earnings per share of $0.25. These numbers include pre-tax costs of $637 thousand for merger expenses related to the acquisition of First Keystone Financial, Inc. Despite these merger expenses to date and some isolated credit issues, all in all, we are pleased with our second quarter earnings.

This was a very busy quarter for the Corporation and its staff as we had a number of significant events, and I would like to comment on two of these, one which occurred right after quarter end, before reviewing our financial performance for the quarter and year-to-date.

The first event was the addition of $24.7 million in new common equity during May 2010. This was significant because it demonstrates the confidence and support of the investment community for the Bryn Mawr Trust model. The impact of this transaction is stronger Tier I and Tier II capital ratios and an increase in our tangible common equity. Second, we began the integration of First Keystone Financial, Inc. into our organization. The merger, which closed on July 1, 2010, increased banking assets to approximately $1.7 billion, wealth assets under management to approximately $3.1 billion and expanded our full-service branch network to 17 locations. This firmly establishes Bryn Mawr Trust as the foremost community bank in the western suburbs of Philadelphia. We all are very excited with our combination with First Keystone and believe it will enhance shareholders’ value.

Now, I would like to make some comments about our second quarter financial performance. Our management team has demonstrated outstanding leadership focusing their attention on our four core competencies – Wealth Management, Business Banking, Retail Banking and Mortgage Banking, and as a result each of these business lines performed very well.

We will build upon the positive events going forward, and will work to improve performance on areas that did not meet our expectations. I would like to briefly highlight some of the significant factors contributing to our solid second quarter performance.

Total Wealth Management Division assets under management, administration, supervision and brokerage at June 30, 2010 were $3.1 billion, up $229 million or 8.0% from the December 31, 2009, and up $836 million or 36.9% from June 30, 2009 due to the success of new initiatives within the Wealth Division. There continues to be a strong pipeline of new business and activity throughout the division.

Revenue from the Wealth Division for the second quarter of 2010 was $3.9 million, up 7.7% from the second quarter of 2009 revenue of $3.6 million.

New core transaction account openings remained strong as businesses and consumers desired to affiliate with a strong, customer focused community bank. Deposit levels were $953.5 million at June 30, 2010, an increase of $15.6 million or 1.7% from December 31, 2009. This increase was actually stronger than it appears due to a temporary year-end inflow from one large commercial customer at the end of 2009. Deposit levels increased nearly $60 million or 6.7% from June 30, 2009.

Interest expense on total interest bearing deposits decreased 24 basis points from December 31, 2009 as a result of our disciplined deposit pricing strategies.

Total portfolio loans and leases of $899.3 million increased a modest 1.5% or $13.6 million from December 31, 2009, primarily due to a $13.6 million or 5.1% increase in commercial mortgages. Partially offsetting this growth was a decline in residential mortgages of $2.7 million along with a planned reduction in the leasing portfolio of $7.0 million or 14.8%. As Ted Peters has mentioned in prior conference calls, we are very encouraged by the trend and performance of our leasing portfolio which has been profitable in 2010 and we expect that it will remain profitable for the remainder of the year.

Revenue from the sale of residential mortgage loans for the quarter ended June 30, 2010 was $606 thousand, 15.4% higher than the first quarter of 2010. We have initiated new marketing activities to increase and support mortgage lending activity as rates remain at historically low levels.

Due to the sale of investment securities that took place in the first quarter of 2010 to reduce exposure to mortgage backed securities and possible extension risk, essentially flat loan growth and the low current interest rate environment, the tax equivalent net interest margin was 3.80% for the second quarter of 2010 down 26 basis points from the first quarter of 2010. However, our nominal net interest income remains strong.

At June 30, 2010, the allowance for loan and lease losses of $9.8 million was 1.09% of portfolio loans and leases compared with $10.4 million or 1.18% at December 31, 2009 and June 30, 2009, respectively. The decrease in the allowance as a percentage of loans and leases is mainly attributable to loans that were specifically reserved for at December 31, 2009 which were charged-off during the first six months of 2010.

Non-performing loans and leases increased to 111 basis points due to one large commercial relationship that we have been closely monitoring. This specific relationship accounted for 64 basis points of total non-performing loans and leases.

Our Regulatory capital levels at June 30, 2010 significantly exceed the minimum requirements for “well capitalized” at both the Bank and Corporate level and was bolstered by the addition of $24.7 million in common equity raised during the second quarter.

We continue to benefit from turmoil in the financial industry as customers choose to develop a relationship with a Strong, Stable and Secure financial institution.

In summary, Bryn Mawr Trust is fundamentally sound, profitable and has the flexibility and agility to respond to the opportunities afforded by a strong capital base, asset quality, and liquidity. We have a strategy in place that will create significant value over time. The longer term vision for the Corporation is to have $3 billion in bank assets and $5 billion in wealth assets in three years or what we are calling our “3-5-3” strategic vision. We are proud that our disciplined approach to the market, regardless of conditions, has enabled us to remain secure throughout. The Bryn Mawr Trust Company, for over 121 years, through numerous periods of economic prosperity and adversity, has succeeded by providing outstanding banking and wealth management services.

Before closing, I am pleased to announce that the corporation’s board of directors declared a quarterly dividend of $0.14 per share payable on September 1, 2010 to shareholders of record as of August 2, 2010. This is our 70th consecutive quarterly dividend.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?

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